SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          Schedule 13G

            Under the Securities Exchange Act of 1934
                        (Amendment No. 5)


                     Comptek Research, Inc.
                   __________________________
                        (Name of Issuer)

                 Common Stock (Par Value $0.02)
              _____________________________________
                 (Title of Class of Securities)

                           204682 10 8
                       ___________________
                         (CUSIP Number)

Check the following box if a fee is is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other providison of the Act (however, see the Notes).


                (Continued on following page(s))

                        Page 1 of 4 Pages




CUSIP No. 204682         13G       Page 2    of   4    Pages

1    NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON

     John R. Cummings

     S.S. # ###-##-####
________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                       (a) [ ]
                                                       (b) [ ]
_________________________________________________________________
3    SEC USE ONLY
_________________________________________________________________


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States
_________________________________________________________________
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

               5    SOLE VOTING POWER
                    308,000
NUMBER OF
SHARES         __________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER
OWNED BY            N/A
EACH           __________________________________________________
REPORTING      7    SOLE DISPOSITIVE POWER
PERSON              308,000
WITH           __________________________________________________
               8    SHARED DISPOSITIVE POWER
                    N/A
               __________________________________________________
               9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                    REPORTING PERSON
                    6.7%
_________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
_________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     308,000
_________________________________________________________________
12   TYPE OF REPORTING PERSON*

     IN
_________________________________________________________________
              *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 204682              13G       Page 4    of   4    Pages



               SCHEDULE 13G - Year ended 12/31/95



Item 1(a) Name of Issuer:

       Comptek Research, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

       2732 Transit Road, Buffalo, NY  14224

Item 2(a) Name of Person Filing:

       John R. Cummings

Item 2(b) Address of Principal Business Office or, if none,
Residence:

       2732 Transit Road, Buffalo, NY  14224

Item 2(c) Citizenship:

       United States

Item 2(d) Title of Class of Securities:

       Common Stock (Par Value $0.02)

Item 2(e) CUSIP Number:

       204682 10 8

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

       Not Applicable

Item 4 Ownership:

             (a) Amount Beneficially Owned: 308,000.  This amount
                 includes 40,000 shares held in the name of his wife, Barbara, and 90,000 shares subject to options.

             (b) Percent of Class: 6.7%

             (c) Number of shares as to which such person has:

                (i)       sole power to vote or to direct the vote:
                          308,000

                (ii)      shares power to vote or to direct the vote:
                          Not Applicable

                (iii)     sole power to dispose or to direct the
                          disposition of:  308,000

                (iv) shares power to dispose or to direct the disposition of: Not Applicable

Item 5 Ownership of Five Percent or Less of a Class:

       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another
       Person:

       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which
       Acquired the Security Being Reported on by the Parent
       Holding Company:

       Not Applicable

Item 8 Identification and Classification of Members of the
       Group:

       Not Applicable

Item 9 Notice of Dissolution of Group:

       Not Applicable

Item 10   Certification:

       Not Applicable

       Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  February 12, 1996


                                             John R. Cummings